Exhibit 99.1

Constellation Brands Appoints Robert Hanson
As New President of Its Wine & Spirits Business
VICTOR, N.Y., April 26, 2019 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, today announced it has appointed Robert Hanson as the company’s new Executive Vice President and President, Wine & Spirits. Hanson previously served as a member of Constellation’s Board of Directors from February 27, 2013 to April 24, 2019. Constellation’s Board accepted Hanson’s resignation from the Board prior to his acceptance of this new role with the company. Hanson will officially assume this new role on June 3, 2019.
“Robert’s strategic orientation, brand-building abilities in high-end segments, understanding of global operations, and leadership capabilities have been a huge benefit to our Board of Directors over the past six years,” said Bill Newlands, President and Chief Executive Officer. “He will bring valuable perspective to our Wine & Spirits team that will help enhance our efforts to build strong brands consumers love, while delivering industry-leading growth and shareholder value in the years ahead.”
Hanson brings extensive consumer product goods and senior management experience to this role, having served as Chief Executive Officer at John Hardy Global Limited, a leading global luxury jewelry brand, where he will continue to serve as the company’s Board Chair. During his tenure at John Hardy, Hanson played an instrumental role in evolving the company’s strategy by strengthening its presence in the U.S. market, developing a line of distinctive artisan-crafted luxury products that resonate with today’s high-end jewelry customers, and launching differentiated marketing campaigns and influencer programs that helped extend the brand’s reach and foster meaningful connections with new customers. Prior to joining John Hardy, Hanson also served as Chief Executive Officer at American Eagle Outfitters and Global Brand President at Levi Strauss & Co.
“I have developed a deep admiration and respect for Constellation Brands, its talented team members, and the company’s iconic beverage alcohol portfolio over the years,” said Hanson. “In particular, Constellation’s Wine & Spirits strategy and portfolio of brands is highly aligned with evolving consumer trends and has tremendous potential and a very bright future ahead. I look forward to working with Bill Newlands and the rest of the team to capitalize on the opportunity that lies ahead and help drive the next phase of growth at Constellation.”

About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported beer brands such as the Corona and Modelo brand families and Pacifico. Its high-quality, wine and spirits brands include the Robert Mondavi and The Prisoner Wine Company brand families, Kim Crawford, Ruffino, Meiomi and SVEDKA Vodka. The company’s portfolio also includes a collection of highly-rated, wine brands such as SIMI and Mount Veeder Winery wine brands, High West Whiskey and Casa Noble Tequila, as well as new wine innovations such as Cooper & Thief and Spoken Barrel.

Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Since its founding in 1945, Constellation’s ability to see, meet and stay ahead of shifting consumer preferences and trends across total beverage alcohol has fueled our success and made us the No. 1 growth contributor in beverage alcohol in the U.S.

To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

MEDIA CONTACTS			INVESTOR RELATIONS CONTACTS
Mike McGrew	773-251-4934	michael.mcgrew@cbrands.com	Patty Yahn-Urlaub	585-678-7483	patty.yahn-urlaub@cbrands.com
Amy Martin	585-678-7141	amy.martin@cbrands.com	Bob Czudak	585-678-7170	bob.czudak@cbrands.com
			Tom Conaway	585-678-7503	thomas.conaway@cbrands.com

Robert L. Hanson

Executive Vice President, President Wine & Spirits